Exhibit 10.4

BIJLAGE 1 AAN DE ARBEIDSOVEREENKOMST GESLOTEN OP 20 JUNI 2016 (Hierna genoemd de “Bijlage 1”)	FORM OF ADDENDUM TO THE EMPLOYMENT AGREEMENT CONCLUDED ON JUNE 20, 2016 (Hereinafter referred to as the “Addendum 1”)

TUSSEN :	BETWEEN:

Aleris Aluminum Duffel BVBA, met maatschappelijke zetel gevestigd te *****;	Aleris Aluminum Duffel BVBA, having its registered office at ****;

Rechtsgeldig vertegenwoordigd door , in zijn hoedanigheid van Manager;	Duly represented by , in his capacity of Manager;

Hierna genoemd de “Werkgever”;	Hereinafter referred to as the “Employer”;

Enerzijds;	On the one hand;

EN :	AND:

De Heer Jack (Jacobus Antonius Johannes) Govers, met woonplaats te ****;	Mr. Jack (Jacobus Antonius Johannes) Govers, residing at ****;

Hierna genoemd de “Werknemer”;	Hereinafter referred to as the “Employee”;

Anderzijds;	On the other hand;

GELET OP DE HIERNA VOLGENDE OVERWEGINGEN:	WHEREAS :

1. Op datum van 20 juni 2016 hebben partijen een arbeidsovereenkomst van onbepaalde duur gesloten (hierna de “Arbeidsovereenkomst”).	1. On June 20, 2016, the parties have concluded an employment agreement of indefinite duration (hereinafter referred to as the “Employment Agreement”)

2. Partijen hebben besloten om Artikel 4.5 van de Arbeidsovereenkomst te wijzigen, waarvoor zij onderhavig Addendum sluiten.	2. Parties have decided to amend Article 4.5 of the Employment Agreement, reason why they conclude this Addendum .

WORDT OVEREENGEKOMEN HETGEEN VOLGT :	IT HAS BEEN AGREED AS FOLLOWS:

Artikel 1 – Wijziging van Artikel 4.5 van de Arbeidsovereenkomst	Article 1 – Amendment of Article 4.5 of the Employment Agreement

De partijen zijn akkoord om Artikel 4.5 van de Arbeidsovereenkomst als volgt te wijzigen :	The parties agree to amend Article 4.5 of the Employment Agreement as follows :

Voor ieder kalenderjaar dat eindigt tijdens de Arbeidsperiode zal de Werknemer in aanmerking komen om een jaarlijkse prestatiegebonden bonus te ontvangen (de “Jaarlijkse Bonus”) die wordt bepaald overeenkomstig de bepalingen en de voorwaarden van het jaarlijkse bonusplan van de Werkgever voor dat jaar, welke jaarlijks aan de Werknemer worden gecommuniceerd, met een target Jaarlijkse Bonus gelijk aan     % van het basisloon (zoals bepaald in Artikel 4.3 van deze Arbeidsovereenkomst) (“Target Bonus”) tot maximum     % van het basisloon. Partijen komen overeen, en de Werknemer aanvaardt, dat de toekenningen van de Jaarlijkse Bonus op discretionaire basis gebeuren en door het Compensation Committee van Aleris International Inc., het moederbedrijf van de Werkgever, worden bepaald overeenkomstig de bepalingen van het jaarlijks bonusplan van de Werkgever. De Werknemer zal de Jaarlijkse Bonusbedragen, indien toepasselijk, ontvangen in cash op hetzelfde moment dat de andere senior werknemers van de Werkgever de overeenkomstige jaarlijkse prestatiegebonden bonussen ontvangen, op voorwaarde dat de Werknemer hieronder tewerkgesteld is op de datum dat zulk bedrag wordt betaald of betaalbaar is. Indien tijdens de Arbeidsperiode de Werkgever beslist om een bonusprogramma voor te zetten of te implementeren dat werkt op een kwartaalbasis, eerder dan op een jaarlijkse

For each calendar year that ends during the Employment Period, the Employee shall be eligible to receive an annual performance-based bonus award payment (the “Annual Bonus”) determined in accordance with the terms and conditions set forth in the Employer’s annual bonus plan for that year and communicated to the Employee on an annual basis, with a target Annual Bonus of     % of base salary (as set forth in Article 4.3 of this Employment Agreement) (“Target Bonus”), up to a maximum of     % of base salary. Parties agree, and the Employee accepts, that the Annual Bonus is discretionary and is determined by the Compensation Committee of Aleris International Inc., the parent company of the Employer, in accordance with the terms and conditions of the Employer’s annual bonus plan. The Employee shall be paid Annual Bonus amounts, if any, in cash at the same time as the other senior employees of the Employer are paid corresponding annual performance bonus amounts, provided that he is employed hereunder as of the date such amount is paid, or due to be paid. If at any time during the Employment Period, the Employer decides to continue, or implement, a bonus program that operates on a quarterly, rather than an annual basis, such quarterly bonus program will be administered in a manner consistent with the terms of this Article 4.5. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Employer, basis, zal zulk kwartaal bonusprogramma worden beheerd op een wijze die overeenstemt met de bepalingen van dit Artikel 4.5. Niettegenstaande tegenstrijdige bepalingen in deze Arbeidsovereenkomst en zonder andere rechten of middelen van de Werkgever te beperken, indien de Werknemer betrokken is bij fraude of ander wangedrag dat bijdraagt aan nadelige financiële resultaten of materiële schade, mag de Werkgever eisen dat de Werknemer iedere Jaarlijkse Bonus terugbetaalt die reeds werd uitgekeerd, maar enkel voor zover dat de originele betaling hoger was dan het lagere bedrag dat zou zijn betaald indien de Jaarlijkse Bonus gebaseerd was op resultaten die zulke nadelige financiële resultaten en/of materiële schade in rekening brengen.

if the Employee has engaged in fraud or other misconduct that contributes to any adverse financial restatements or material loss, the Employer may require repayment by the Employee of any Annual Bonus that has already been paid, but only to the extent that the original payment exceeded the lower amount that would have been paid as such Annual Bonus based on results that reflected such restated financials and/or material loss.

Artikel 2 – Varia	Article 2 – Miscellaneous

Behoudens hetgeen in Artikel 1 van dit Addendum 1 werd uiteengezet, blijven de andere bepalingen van de Arbeidsovereenkomst ongewijzigd en onverminderd gelden.	Except for the provisions in Article 1 of this Addendum 1, all other provisions of the Employment Agreement remain unchanged and fully applicable.

Opgemaakt te , op , in twee originele exemplaren, waarvan elke partij erkent een origineel exemplaar te hebben ontvangen.	Drawn up in , on , in two original copies, each party acknowledging receipt of an original copy.

Voor de Werkgever, Naam : Functie :	For the Employer, Name : Function :

De Werknemer Naam : Jack (Jacobus Antonius Johannes) Govers	The Employee Name : Jack (Jacobus Antonius Johannes) Govers

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